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                     July 14, 2021

       Jeremy Daniel
       Chief Financial Officer
       H-CYTE, Inc.
       201 East Kennedy Blvd, Suite 425
       Tampa, FL 33602

                                                        Re: H-CYTE, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 25,
2021
                                                            File No. 001-36763

       Dear Mr. Daniel:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences